WRINKLE, GARDNER & COMPANY, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                                 P.O. BOX 1707
                            FRIENDSWOOD, TEXAS 77549
                                  281-992-2200



June 7, 2004

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:  Kingdom Ventures, Inc.
     File No. 0-09322

We have read the statements that we understand Kingdom Ventures, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Wrinkle, Gardner & Company, P.C.
------------------------------------
Wrinkle, Gardner & Company, P.C.